UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 13, 2012

TeleTech Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-11919	84-1291044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9197 S. Peoria Street, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

(303) 397-8100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 13, 2012, subsidiaries of TeleTech Holdings, Inc. (the “Company”) located in Spain (the “Spain Subsidiaries) announced to their employees that as a result of the termination of contracts with clients, the Spain Subsidiaries will cease certain operations in Spain as of July 31, 2012.  The termination of the affected Spain Subsidiaries’ operations is part of the Company’s previously announced rationalization process, begun in the fourth quarter of 2011, to exit certain unprofitable markets and programs.  The Spain Subsidiaries, which have a total of approximately 1,400 employees, have commenced severance procedures with employees as required under Spanish law.

As the result of the decision by the Spain Subsidiaries to cease certain operations in Spain, the Company expects to record total pre-tax restructuring charges in the three months ended June 30, 2012 in the range of $14 million to $17 million for severance and other shut-down costs.  The Company expects that the amount related to severance will be paid by the Spain Subsidiaries during the next one to nine months.

This current report on Form 8-K contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that may be considered forward-looking include statements incorporating terms such as “expects”, “believes”, “intends”, “estimates”, “forecasts”, “anticipates”, “may”, “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this Form 8-K regarding the expected costs, savings, and timing of exiting the Spain Subsidiaries. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of the Company and management’s present expectations or projections.  Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 19, 2012

TELETECH HOLDINGS, INC.
(Registrant)

By:	/s/ Kenneth D. Tuchman
Name:	Kenneth D. Tuchman
Title:	Chief Executive Officer